                            STOCK PURCHASE AGREEMENT

                                     among

                                   IBAH, INC.
                           (a Delaware Corporation),

                              CATAPULT PTY., LTD.
                          (an Australian Corporation),

                                 PHILLIP ALTMAN
                           (a resident of Australia)

                                      and

                                 JUANITA ALTMAN
                           (a resident of Australia)


                                with respect to

                                  PHARMACO US
                            (a Delaware Corporation)

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS


Section                                                                   Page

 1.  Definitions..........................................................  1
 2.  Purchase and Sale of Shares..........................................  7
 3   Closing..............................................................  9
 4.  Representations and Warranties of the Selling Parties................  9
 5.  Representations and Warranties of IBAH............................... 21
 6.  Payment of Tax Liabilities........................................... 22
 7.  Other Covenants...................................................... 23
 8.  Conditions Precedent to Obligations of IBAH.......................... 23
 9.  Conditions Precedent to Obligations of the Selling Parties........... 24
10.  Competition and Confidentiality...................................... 24
11.  Indemnification...................................................... 25
12.  Contents of Agreement................................................ 28
13.  Amendment, Parties in Interest, Assignment, Etc...................... 28
14.  Interpretation....................................................... 28
15.  Remedies............................................................. 28
16.  Notices.............................................................. 29
17.  Governing Law........................................................ 30
18.  Counterparts......................................................... 30

Exhibits                               Schedules

A    Escrow Agreement                  4.3   Required Consents
B    Altman Employment  Agreement      4.4   Capitalization and Stock Ownership
C    Registration Rights Agreement     4.6   Encumbrances
                                       4.7   Real Property
                                       4.9   Non-Real Estate Leases
                                       4.12  Liabilities
                                       4.15  Litigation; Governmental Permits
                                       4.16  Contracts
                                       4.17  Insurance
                                       4.18  Intellectual Property
                                       4.19  Employee Relations
                                       4.20  Benefit Plans
                                       4.22  Payments to Affiliates
                                       4.24  Customers and Suppliers
                                       4.26  Additional Information

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of February 28, 1997 by and among IBAH, Inc., a Delaware corporation ("IBAH"), Catapult Pty., Ltd., an Australian corporation (the "Seller" ), Phillip Altman, a resident of Australia and Juanita Altman, a resident of Australia (together, the "Altmans" ). Certain other terms are used herein as defined below in
Section 1 or elsewhere in this Agreement.

                                   Background

      As of the date of the Closing, the Seller shall form Pharmaco U.S., a Delaware corporation (the "US Company" ) as a wholly-owned subsidiary of the Seller. The Seller conducted its entire Business, including all of its operations, assets and liabilities (the "Business"), through Pharmaco Pty. Ltd., an Australian corporation ( "Pharmaco" ). As of the date of Closing, the Seller will transfer all of the issued and outstanding shares of capital stock of Pharmaco to the US Company, the Seller will own all of the capital stock of the US Company, the Altmans will own all of the capital stock of the Seller, and the US Company will own all of the capital stock of Pharmaco. The Seller desires to sell, and IBAH desires to buy, all of the stock of the US Company in accordance with the terms of this Agreement.

                                   Witnesseth

      NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions.

      For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

      "Action" is defined in Section 10.4.

      "Accounts Receivable" means, as of any date any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables included in the Assets of the Company.

      "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates.

      "Agreement" means this Agreement and the exhibits and schedules hereto.

      "Altmans"  is defined above in the Preamble.

      "Altman Employment Agreement" means the Employment Agreement between the Company and Phillip Altman, in the form of Exhibit "B" hereto.

      "Assets" means, with respect to a particular Person, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, that are owned or possessed by such Person. It is understood by the parties that Active Acne Tea Tree Oil Gel, Virasolve Cold Sore Cream and SCF tablets are not and never have been assets of the Company.

      "Balance Sheet Date" is defined in Section 4.5.

      "Benefit Plans" means all employee benefit plans of the US Company or the Seller within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the US Company, or present or former beneficiary, dependent or assignee of any such employee or former employee.

      "Business" means, with respect to a particular Person, the entire business, operations, and facilities of such Person.

      "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

      "Claim Notice" is defined in Section 10.3

      "Claim Response" is defined in Section 10.3

      "Closing" is defined in Section 3.1.

      "Closing Date" is defined in Section 3.1.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" means (i) the US Company, (ii) Pharmaco and (iii) if the context requires, any predecessor of the US Company or Pharmaco.

      "Company Balance Sheet" is defined in Section 4.5.

      "Company Common Stock" means the Common Stock, par value $0.01 per share, of the US Company.

      "Company Consolidated Financial Statements" is defined in Section 4.5 and 6.7.

      "Confidential Information" means information, including a formula, pattern, compilation, program, device, method, technique or process that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      "Consolidated Financial Statements"  is defined in Section 4.5

      "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any person or its property under applicable law.

      "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

      "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

      "Damages" is defined in Section 10.1.

      "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

      "Dollar" or "$" means the currency of the United States of America, unless otherwise noted.

      "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

      "Environmental Condition" is defined in Section 4.15(b).

      "Environmental Law" is defined in Section 4.15(b).

      "Escrow Agent" means PNC Bank,  National Association.

      "Escrow Agreement" means the Escrow Agreement among IBAH, the Seller, the Altmans and the Escrow Agent, in the form of Exhibit "A" hereto and entered into as of the date hereof.

      "Escrow Funds" is defined in Section 2.1(c)(iii).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means U.S. generally accepted accounting principles.

      "Governmental Permits" is defined in Section 4.15(d).

      "Hazardous Substances" means any gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any hazardous substances as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
(S)(S)9601 et seq., (ii) any extremely hazardous substance, hazardous chemical, or toxic chemical as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S)11001 et seq., (iii) any hazardous waste, as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq., (iv) any pollutant, as defined under the federal Water Pollution Control Act, 33 U.S.C. (S)(S)1251 et seq., as any of such laws in clauses (i) through
(iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment.

      "IBAH" is defined above in the preamble.

      "IBAH Common Stock" means IBAH's Common Stock, par value $0.01 per share.

      "IBAH Financial Statements" is defined in Section 5.6.

      "Immaterial Lease" is defined in Section 4.9.

      "Indemnified Party" is defined in Sections 10.1 and 10.2.

      "Indemnitor" is defined in Section 10.3.

      "Intellectual Property" means any Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, franchises, know-how, inventions and other intellectual property.

      "Inventory" means all inventory, including raw materials, supplies, work in process, backlog and finished goods.

      "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

      "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

      "Liquidated Claim Notice" is defined in Section 10.3.

      "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

      "Material Adverse Effect" means a material adverse effect on the Business, Assets, financial condition, results of operations, liquidity, products, competitive position, customers or customer relations of the Company, and when used with respect to representations, warranties or conditions, means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

      "Minor Contracts" is defined in Section 4.16(a).

      "Non-Real Estate Leases" is defined in Section 4.9.

      "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

      "Patents" means all patents and patent applications.

      "Permitted Encumbrances" means those Encumbrances that are designated as Permitted Encumbrances on Schedule 4.6.

      "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

      "Pharmaco"  is defined in the Background section.

      "Pharmaco US" means the US, Delaware subsidiary of Seller that Buyer is purchasing from Seller.

      "Prime Rate" means the prime lending rate as announced from time to time in The Wall Street Journal.

      "Purchase Price" is defined in Section 2.1(a).

      "Real Property" is defined in Section 4.7.

      "Registration Rights Agreement" means the Registration Rights Agreement between IBAH and the Seller, in the form of Exhibit C hereto and entered into as of the date hereof.

      "Required Consents" is defined in Section 4.3.

      "Response Period" is defined in Section 10.3.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller" is defined above in the preamble.

      "Selling Party" means (i) the Altmans, (ii) the Seller and (iii) the US Company and Pharmaco prior to the Transactions.

      "Selling Party's knowledge" or "knowledge of a Selling Party" means the actual knowledge of any director, officer or supervisory employee of the Seller the Company or Pharmaco.

      "Shares" is defined in Section 2.1.

      "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

      "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

      "Transaction Documents" means this Agreement, the Escrow Agreement, the Altman Consulting Agreement and the Registration Rights Agreement.

      "Transactions" means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Documents.

      "Unliquidated Claim" is defined in Section 10.3.

      "US Company" is defined in the Background.

2.    Purchase and Sale of Shares.

      2.1  Purchase Price; Shares.

          (a) At the Closing, IBAH shall buy from the Seller, and the Seller shall sell to IBAH, all of the shares of the Company's Common Stock (the "Shares") for an aggregate purchase price (the "Purchase Price") equal to US$3.8 million (subject to adjustment pursuant to section 2.1(b)) in the form of IBAH Common Stock as calculated pursuant to subsection (b), (c) and (d) hereto.

          (b) Adjustments to Purchase Price. As soon as practicable, but in any event at least 7 days prior to the Closing Date, the Seller shall deliver to IBAH the Closing financial statements of the Company, which will include a balance sheet as of January 31, 1997, and an income statement for the seven-month period then ended (or in the event that the Closing Date is after March 15, 1997, a balance sheet as of February 28, 1997, and an income statement for
the eight-month period then ended) (the "Final Financial Statements").   For
purposes of the representations and warranties contained herein, the Final Financial Statements shall be deemed to be included in the Company Consolidated Financial Statements. If the Final Financial Statements reflect a net loss for the period ended January 31, 1997, at IBAH's option, IBAH and the Seller will reduce the Purchase Price by such amount that is mutually agreed upon by such
parties.   For the period after delivery of the Final Financial Statements and prior to the Closing Date, the Seller will give IBAH and its agents and representatives access to its books and records in order for IBAH to confirm the information contained in the Final Financial Statements.

           (c) IBAH shall pay the Purchase Price to the Seller as set forth below:

               (i) at the Closing, IBAH shall issue a certificate for the number of shares of IBAH Common Stock required by Section 2.1(d) below; and

               (ii) at the Closing, IBAH shall deliver to the Escrow Agent a certificate for the number of shares of IBAH Common Stock which represent 9.9% of the Purchase Price, to be held pursuant to the Escrow Agreement (the "Escrow Funds").

          (d) The number of shares of IBAH Common Stock to be issued to the Seller and the Escrow Agent as the Purchase Price have been determined by dividing (i) US$3.8 million (subject to adjustment pursuant to section 2.1(b)) by (ii) the average of the bid and ask prices of the IBAH Common Stock for the ten trading days prior to the Closing Date as reported on the Nasdaq National Market.

      2.2 Escrow Account. At the Closing, the Seller and IBAH shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Shares for possible claims against the Seller under Section 10.

3.    Closing

      3.1 Date and Location. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the "Closing") shall take place at the offices of IBAH, Four Valley Square, 512 Township Line Road, Blue Bell, PA 19422 at 10:00 a.m.e.s.t. on the second business day after the conditions to the Closing set forth in Sections 7 and 8 of this Agreement shall have been satisfied or waived (to the extent permissible), or such other time as IBAH and the Seller together agree in writing. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

      3.2  Deliveries.  At the Closing,

           (a) IBAH shall pay the Purchase Price as provided in clauses
               (i) and (ii) of Section 2.1(c);

           (b) the Seller shall deliver to IBAH certificates for the Shares, either duly endorsed for transfer to IBAH or accompanied by appropriate stock powers;

           (c) the Seller and IBAH shall cause the US Company to issue to IBAH a new certificate for the Shares, in due and proper form and registered in the name of IBAH; and

           (d) the parties shall also deliver to each other the Transaction Documents, legal opinions and other documents and instruments specified in Sections 7 and 8 and such other items as may be reasonably requested.

4.    Representations and Warranties of the Selling Parties.

      Except as disclosed in the Disclosure Schedule, the Selling Parties hereby jointly and severally represent and warrant to IBAH as follows and, specifically with regard to Pharmaco, as set forth on Appendix A attached hereto and incorporated by reference herein:

      4.1  Corporate Status.   Each of the US Company and Pharmaco is or will be
as of the Closing Date corporation duly organized, validly existing and in good standing under the laws under which it was incorporated and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of each of the US Company and Pharmaco that have been delivered to IBAH are effective under applicable Laws and are current, correct and complete.

      4.2 Authorization. The Company has the requisite power and authority to own its Assets and to carry on its Business. The Seller has the requisite power and authority to execute and deliver each Transaction Document to which he is a party and to perform the Transactions performed or to be performed by him. Each Transaction Document executed and delivered by the Seller constitutes a valid and binding obligation of the Seller, enforceable against him in accordance with its terms.

      4.3  Consents and Approvals.  Except for the consents specified on
SCHEDULE 4.3 (the "Required Consents"), neither the execution and delivery by the Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by the Seller, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Selling Party is subject, (b) the Charter Documents or bylaws of the Company or (c) any Contract, Government Permit or other document to which the Seller or the Company is a party or by which the properties or other assets of the Company may be subject.

      4.4 Capitalization and Stock Ownership. The total authorized capital stock of the US Company will consist of 1,000 shares of the Company Common Stock,1,000 shares of which will be issued and outstanding. The Seller will be the sole record and beneficial owner of all of the 1,000 shares of the Company Common Stock which are to be issued and outstanding, and the Seller will own all of the Shares free and clear of any encumbrances. The Shares of Company Common Stock to be transferred to IBAH hereunder will comprise all of such issued and outstanding shares of the US Company. Pharmaco has an authorized capital of 100,000 shares, of which 2 shares are issued, at $ AUS 1.00 each (the "Pharmaco Common Stock" ). The US Company is the registered holder and beneficial owner of all of the issued capital of Pharmaco being AUS$2.00 comprising two issued shares of AUS$1.00 each. There are no existing, and will be none as of the Closing Date, options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the US Company or of Pharmaco. All of the Shares and the shares of Pharmaco Common Stock outstanding are and will be duly and validly authorized and issued, fully paid and non-assessable. Each of the US Company and Pharmaco has and will comply with all applicable Laws in connection with the issuance of the outstanding shares of its capital stock, and none of the Shares or the outstanding shares of Pharmaco Common Stock were issued in violation of any Contract binding upon the US Company or Pharmaco. Upon completion of the Transactions at the Closing, IBAH shall receive valid title to all of the Shares, free and clear of all Encumbrances. The Altmans are the sole record and beneficial owners of all of the shares of the Seller's capital stock which are issued and outstanding, and the Altmans own all of such shares free and clear of any encumbrances.

      4.5 Financial Statements. The Seller has delivered to IBAH correct and complete copies of the unaudited monthly consolidated financial statements of the Company consisting of a balance sheet of the Company as of the end of January 1997 and the related statement of income, changes to stockholders equity and cash flows for the periods then ended and a complete copy of the unaudited financial statement of the Company for the fiscal year ended June 30, 1996. The Seller has also delivered to IBAH correct and complete copies of consolidated financial statements consisting of a consolidated balance sheet of the Company as of June 30, 1993, 1994 and 1995 and the related consolidated statements of income, retained earnings and cash flows for the years then ended (the "Consolidated Financial Statements"). All such unaudited consolidated financial statements and the Consolidated Financial Statements and all notes thereto are referred to herein collectively as the "Company Consolidated Financial Statements." The Company Consolidated Financial Statements are consistent with the books and records of the Company, and there have not been and will not be any material transactions that have not been recorded in the accounting records underlying the Company's Consolidated Financial Statements. Except as specified on SCHEDULE 4.5, the Company Consolidated Financial Statements have been prepared in accordance with GAAP consistently applied (subject in the case of the unaudited statements to year-end adjustments and the absence of notes to the financial statements) and present accurately the financial position and assets and liabilities of the Company as of the dates thereof, and the results of its operations for the periods then ended. The balance sheet of the Company as of June 30, 1996 that is included in the Company Consolidated Financial Statements is referred to herein as the "Company Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

      4.6 Title to Assets and Related Matters. The Company has good and marketable title to, or valid leasehold interests in, all of its Assets (including the Real Property identified in Section 4.7), free from any Encumbrances except those specified on SCHEDULE 4.6. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All Real Property and tangible personal property (other than Inventory) of the Company are suitable for the purposes for which they are used, in good working condition and reasonable repair, free from any known defects.

      4.7 Real Property. SCHEDULE 4.7 describes all real estate owned by the Company used in the operation of its Business as well as any other real estate that is in the possession of or leased by the Company and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). Schedule 4.7 also describes any other real estate previously owned, leased or otherwise operated by the Company or any predecessor thereof and the time periods of any such ownership, lease or operation. The Real Property is zoned commercial. The Company has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property.

      4.8 Certain Personal Property. The Company has delivered to IBAH a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that were included in the Company Balance Sheet. Since the Balance Sheet Date, the Company has not acquired any items of tangible personal property that have, in each case, a carrying value in excess of $10,000, or an aggregate carrying value of $25,000. All of such personal property (a) is in operating condition, reasonable wear and tear excepted, (b) is usable in the ordinary course of business and (c) conforms with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases (defined below), no Person other than the Company owns any vehicles, equipment or other tangible Assets located on the Real Property that are used by the Company in its Business (other than immaterial items of personal property owned by the Company's employees) or that are necessary for the operation of its Business.

      4.9 Non-Real Estate Leases. SCHEDULE 4.9 lists all assets and property (other than Real Property) that have been used in the operation of the Business and that are possessed by the Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $10,000 (each, an "Immaterial Lease"). SCHEDULE 4.9 also lists the leases under which such assets and property listed on SCHEDULE 4.9 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

      4.10 Accounts Receivable. The Accounts Receivable of the Company are bona fide Accounts Receivable created in the ordinary course of business. Except for Accounts Receivable for which reserves have been established, all of the Accounts Receivable included in the Assets of the Company are collectible within 90 days from the respective dates of sale. The Company does not know of any facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectibility of such Accounts Receivable in excess of any reserves therefor set forth in the Company Balance Sheet.

      4.11 Inventory. All Inventory of the Company consists of items saleable in the ordinary course, and the aggregate market value of the Inventory included in the Company Balance Sheet is at least equal to the value specified therefor in the Company Balance Sheet. The Inventory records of the Company have been delivered to IBAH and are accurate with respect to the data contained therein.

      4.12 Liabilities. Except as disclosed on SCHEDULE 4.12, the Company does not have any Liabilities, and none of the Assets of the Company is subject to any Liabilities, except (a) as specifically disclosed on the Company Balance Sheet (except as heretofore paid or discharged), (b) Liabilities incurred in the ordinary course since the date thereof that, individually or in the aggregate, are not material to the Business or the Assets, or (c) Liabilities of the Company under any Contracts specifically disclosed on any Schedule (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Company Balance Sheet.

      4.13 Taxes. The Company has duly filed all returns for taxes that are required to be filed and that were due prior to the Closing Date, and has paid all material Taxes and assessments shown as being due pursuant to such returns or pursuant to any assessment received. All Taxes and other assessments and levies that the Company has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by each Company for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind for any period for which returns have or should have been filed.

      4.14 Subsidiaries. The US Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity other than Pharmaco. Pharmaco does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

      4.15 Legal Proceedings and Compliance with Law.

           (a) Except as disclosed on SCHEDULE 4.15, there is no Litigation that is pending or, to any Selling Party's knowledge, threatened against or related to the Company. There has been no Default under any Laws applicable to the Company, including Laws relating to pollution or protection of the environment, and no Company has received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable the Company.

          (b) Without limiting the generality of Section 4.15(a), except as described on SCHEDULE 4.15, there has not been any Environmental Condition (defined below) (i) at the premises at which the Business of the Company has been conducted, (ii) at any property owned, leased or operated at any time by the Company, any Person controlled by any Affiliate of the Company or any predecessor thereof, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has the Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence or release of Hazardous Substances, whether created by the Company or any third party, at or relating to any such property or premises that (i) requires investigation, monitoring, abatement or correction under an Environmental Law (defined below), (ii) gives rise to any civil or criminal liability under an Environmental Law, or (iii) has created a public or private nuisance. "Environmental Law" means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

          (c) The Company has delivered to IBAH correct and complete copies of any written reports, studies or assessments in the possession or control of any Selling Party that relates to any Environmental Condition.

          (d) Except in those cases where the failure would have a Material Adverse Effect, (i) the Company has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), all of which are listed in SCHEDULE 4.15 along with their respective expiration dates, that are required for the complete operation of the Business of the Company as currently operated, (ii) all of the Governmental Permits are currently valid and in full force and (iii) the Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To any Selling Party's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

      4.16 Contracts.

          (a) SCHEDULE 4.16 lists each Contract of the following types to which the Company is a party, or by which it is bound, as of the date hereof, except for any Contract that may be terminated by the Company on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of the Company involves an amount of less than $10,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

              (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Company or any Affiliate thereof;

              (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of $10,000 in any individual case, or any Contracts for the sale of Inventory or products that involve an amount in excess of $10,000 with respect to any one supplier or other party;

              (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $25,000 in any individual case;

              (iv) Contracts to lease to or to operate for any other party any Asset that involve an amount in excess of $25,000 in any individual case (other than Real Estate Leases and Non-Real Estate Leases identified on other SCHEDULES);

              (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from the Seller or any officers, directors, partners, stockholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

              (vi) Any Contracts under which any Encumbrances exist with respect to any Assets; and

              (vii) Any other Contracts (other than Minor Contracts and those described in any of (i) through (vi) above) not made in the ordinary course of business.

          (b) No Company is in Default under any Contract (including any Real Estate Leases and Non-Real Estate Leases), which Default could result in a Liability on the part of the Company in excess of $10,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $25,000. No Company has received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Contract where such Default could have a Material Adverse Effect. To the knowledge of any Selling Party, none of the other parties in any such Contract to which the Company is a party is in Default thereunder.

      4.17 Insurance. SCHEDULE 4.17 lists all policies or binders of insurance held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company.

      4.18 Intellectual Property and Software Products.

          (a) No Company currently uses nor has the Company previously used in the development, production or marketing of its products and services any Copyrights, Patents or Trademarks except for those listed on SCHEDULE 4.18. The Company owns or has the lawful right to use all Intellectual Property that is used in the operation of its Business in the ordinary course or otherwise. All of the Intellectual Property listed on SCHEDULE 4.18 is owned by such listed Company free and clear of any Encumbrances, or used pursuant to an agreement that is described on SCHEDULE 4.18. No Company infringes upon or unlawfully or wrongfully uses any Intellectual Property rights owned or claimed by another Person. No Company is in Default, nor has the Company received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. No current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

          (b) All employees and consultants of the Company who are involved in the design, review, evaluation or development of Intellectual Property have executed a nondisclosure and assignment of inventions agreement ("Confidentiality Agreement") sufficient to protect the confidentiality and value of such items and to vest in the Company exclusive ownership thereof. To any Selling Party's knowledge, (i) none of the Confidential Information has been used, divulged or appropriated (A) for the benefit of any Person other than the Company or a customer thereof or (B) otherwise to the detriment of the Company,
(ii) none of such employees or consultants of the Company is subject to any contractual or legal restrictions that might interfere with the use of his best efforts to promote the interests of the Company, (iii) no employee or consultant of the Company has used any other Person's trade secrets or other information that is confidential in the course of his or her work for the Company, and (iv) no employee or consultant of the Company is, or is currently expected to be, in Default under any term of any employment contract, agreement or arrangement relating to the Intellectual Property, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

      4.19 Employee Relations. Except as described on SCHEDULE 4.19, no Company is (a) a party to, involved in or, to any Selling Party's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and no Company has experienced any work stoppage during the last three years. The Seller has delivered to IBAH a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company whose total cash compensation for 1996 exceeded, or whose total cash compensation for 1997 is expected to exceed, $60,000.

      4.20 ERISA.

           (a) SCHEDULE 4.20 contains a complete list of all Benefit Plans sponsored or maintained by the US Company or under which the US Company may be obligated. The Seller has delivered to IBAH (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on SCHEDULE 4.20.

           (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the US Company to any material penalty or tax imposed under the Code or ERISA.

           (c) Any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

           (d) The US Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does the US Company have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), and neither the US Company nor any of its predecessors have ever contributed to a multiemployer plan. The US Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans.

           (e) There are no pending or, to the knowledge of any Selling Party, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the US Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of any Selling Party, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of a Selling Party, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

           (f) The Company has timely made any and all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

           (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified on
SCHEDULE 4.20, no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

           (h) Except as otherwise set forth in the SCHEDULE 4.20, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company (including, without limitation, severance, unemployment compensation, golden parachute (as defined in Code Section 280G or otherwise)) becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Benefit Plan.

           (i) Except as otherwise set forth in the Schedule 4.20, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an excess parachute payment (as such term is defined in Section 280(b)(1) of the Code).

      4.21 Corporate Records. The minute books of the US Company and Pharmaco contain complete, correct and current copies of their respective Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of each company s Board of Directors and stockholders. The stock record book of the US Company and Pharmaco is complete, correct and current.

      4.22 Absence of Certain Changes. Except as specified on SCHEDULE 4.22 and as otherwise contemplated by this Agreement, since the Balance Sheet Date, the Company has conducted its Business in the ordinary course and there has not been with respect to the Company:

            (a) a change in its business that has had or is reasonably likely to have a Material Adverse Effect;

            (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

            (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

            (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

            (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;
                or

            (f) any payments to any Affiliate of the Company.

      4.23 Previous Sales; Warranties. All goods sold or distributed and all services performed by the Company were of merchantable quality, and no Company has breached any express or implied warranties in connection with the sale or distribution of such goods.

      4.24 Customers and Suppliers. The Company has used its reasonable business efforts to maintain and currently maintains, good working relationships with all of its customers and suppliers. SCHEDULE 4.24 contains a list of the names of each of the ten customers that, in the aggregate, for the three years ending December 31, 1994, 1995 and 1996, were the largest dollar volume customers of products or services, or both, sold by the Company. Except as specified on
SCHEDULE 4.24, none of such customers has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company SCHEDULE 4.24 also contains a list of the ten suppliers that, in the aggregate, for the three years ending December 31, 1994, 1995 and 1996 were the largest dollar volume suppliers of supplies used by the Company. None of such suppliers has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.

       4.25 Finder's Fees. No Person retained by any Selling Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

       4.26 Additional Information. SCHEDULE 4.26 accurately lists the following:

            (a) the names of all officers and directors of each of the US
                Company and Pharmaco;

            (b) the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

            (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

            (d) the names of any Persons holding powers of attorney from  the
                Company and a summary statement of the terms thereof; and

            (e) all names under which the Company has conducted any Business or which it has otherwise used at any time during the past five years.

       4.27 IBAH Common Stock

           (a) The Seller is receiving the shares of IBAH Common Stock solely for investment purposes, with no present intention of distributing or reselling any of the IBAH Common Stock or any interest therein. The Seller acknowledges that the IBAH Common Stock has not been registered under the Securities Act.

           (b) The Seller is aware of the applicable limitations under the Securities Act relating to a subsequent sale, transfer, pledge, mortgage, hypothecation, gift, assignment or other encumbrance of the IBAH Common Stock. The Seller further acknowledges that the IBAH Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

           (c) The Seller has received from IBAH adequate access to financial and other information concerning IBAH and the IBAH Common Stock, and the Seller has had the opportunity to ask questions of and receive answers from IBAH concerning the IBAH Common Stock and to obtain therefrom any additional information necessary to make an informed decision regarding the acquisition of the IBAH Common Stock.

           (d) The Seller has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the acquisition of the IBAH Common Stock.

           (e) The Seller realizes that IBAH is relying on the validity of his representations and agreements contained herein and in the other Transaction Documents in issuing the IBAH Common Stock to them without registration under the Securities Act.

           (f) The Seller is an "accredited investors" as that term is defined in Regulation D under the Securities Act.

      4.28 Transactions in Capital Stock, Accounting Treatment. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists which may obligate either the US Company or Pharmaco to issue, sell or otherwise become outstanding any shares of capital stock. Neither the US Company nor Pharmaco has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the US Company or Pharmaco nor the relative ownership of shares among any of its stockholders has been altered or changed in contemplation of the sale of Shares to IBAH. Except as set forth on SCHEDULE 4.29, there has been no transaction or action taken with respect to the equity ownership of the Company within the preceding two years.

      4.29 No Bonus Shares. None of the shares of Company Common Stock was issued pursuant to awards, grants or bonuses.

      4.30 Predecessor Status; etc.. SCHEDULE 4.31 hereto sets forth a listing of all names of all predecessor companies of the US Company and Pharmaco, including without limitation the names of any entities from whom the Company or Pharmaco has acquired material assets. Neither the Company nor Pharmaco has at any time been a subsidiary or division of another corporation, other than the Seller or the US Company, or a part of an acquisition which was later rescinded.

      4.31 Spin-off by the Company. There has not been any sale or spin-off of material assets of the Company or any Affiliate within the preceding two years.

      4.32 Treatment as a Pooling Transaction. The Selling Parties acknowledge that they understand the requirements for a transaction to be treated as a pooling of interests as defined under GAAP, and the Selling Parties have not engaged in any actions that would result in the Transactions not being treated as a pooling of interests. Provided that the entry into and performance of the Transaction in the Transaction Document will not be taken to constitute a breach of this warranty.

      4.33 Accuracy of Information. No representation or warranty by any Selling Party in any Transaction Document, and no information contained herein or therein, including the Consolidated Financial Statements and the due diligence materials given to IBAH, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

      4.34 Representations. The representations and warranties of the Selling Parties contained in this Agreement, disregarding all qualifications and exceptions herein relating to materiality or Material Adverse Effect, are true and correct.

5.    Representations and Warranties of IBAH.

      IBAH hereby represents and warrants to the Seller as follows:

      5.1 Corporate. IBAH is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. IBAH has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it, and such execution, delivery and performance by IBAH have been duly authorized by all necessary corporate action.

      5.2 Authorization. IBAH has the requisite power and authority to own its Assets and to carry on its Business. IBAH has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by IBAH has been duly authorized by all necessary corporate action, other than approval by the stockholders of IBAH. Each Transaction Document executed and delivered by IBAH has been duly executed and delivered by, and constitutes a valid and binding obligation of IBAH, enforceable against IBAH in accordance with its terms.

      5.3 IBAH Disclosure Documents. IBAH has filed all required forms, reports, statements, schedules and other documents with the SEC since the date when it became subject to the reporting requirements under the 1934 Act (collectively, the IBAH Disclosure Documents"). IBAH has furnished to the Selling Parties its Registration Statement on Form S-2, as amended, and the final prospectus dated April 16, 1995 and Exhibits with respect to such Registration Statement, its Registration Statement on Form S-3, as amended, and the final prospectus dated December 16, 1996 and Exhibits with respect to such Registration Statement as well as IBAH's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and its Quarterly Reports on Form 10-Q for the periods ending March 31, 1996, June 30, 1996 and September 30, 1996, IBAH s Current Report on Form 8-K, as amended, filed on October 9, 1996 and IBAH s Proxy Statement dated December 30, 1996, all of which are part of the IBAH Disclosure Documents. Each of such IBAH Disclosure Documents, at the time it was filed, complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act, and with the forms, rules and regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.4 Consents and Approvals. Neither the execution and delivery by IBAH of the Transaction Documents to which it is a party, nor the performance of the Transactions by IBAH, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which IBAH is subject, (b) the Charter Documents or bylaws of IBAH or (c) any Contract, Government Permit or other document to which IBAH is a party or by which the properties or other assets of such may be subject.

      5.5 Capitalization and Stock Ownership. The total authorized capital stock of IBAH consists of 50,000,000 shares of Common Stock, par value $0.01 per share, approximately 22,141,562 shares of which are issued and outstanding and 2,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, 749,665 of which are issued and outstanding. Except for management options issued in February 1997 pursuant to a management option plan, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of IBAH. All of the issued and outstanding capital stock of IBAH is owned of record and beneficially by IBAH. The IBAH Common Stock to be issued to Seller at the Closing will be duly authorized, validly issued, fully paid and non-assessable.

      5.6 Financial Statements. IBAH has delivered to the Seller correct and complete copies of consolidated financial statements consisting of a balance sheet of IBAH as of December 31, 1994 and 1995, and the related consolidated statements of income, changes to stockholders equity and cash flows for the years then ended. In addition, IBAH has delivered to the Seller correct and complete copies of IBAH's unaudited monthly consolidated financial statements as of the end of each month from July 1996 through September 1996. The financial statements as of and for the years ended December 31, 1994 and 1995 have been audited by Arthur Andersen & Co LLP. All of such audited and unaudited financial statements, together with the notes to the audited financial statements, are referred to herein as the "IBAH Financial Statements." The IBAH Financial Statements are consistent with the books and records of IBAH, and there have not been any material transactions that have not been recorded in the accounting records underlying the IBAH Financial Statements. The IBAH Financial Statements have been prepared in accordance with GAAP consistently applied (subject in the case of the unaudited statements to year-end adjustments and the absence of notes to the financial statements) and present accurately the financial position and assets and liabilities of IBAH as of the dates thereof, and the results of its operations for the periods then ended.

      5.7 Finder's Fees. No Person retained by IBAH is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

      5.8 Accuracy of Information. No representation or warranty by IBAH in any Transaction Document, and no information contained therein or otherwise delivered to the Seller or in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

6.    Covenants.

      6.1 Conduct of Business. Except as contemplated or otherwise consented to by IBAH in writing, Seller shall cause the Company to (a) carry on the Business in the ordinary course and substantially the same manner as heretofore carried on, and refrain from the following actions in furtherance of and in addition to such restriction: selling or otherwise disposing of any Assets except for sales and other dispositions in the ordinary course of business; entering into any contract or otherwise incurring any Liability, in the ordinary course or otherwise, if the executory obligation in any such individual case, or series of related cases, would (i) exceed $5,000 or (ii) cause the sum of all such executory obligations to exceed $25,000; discharging or satisfying any Encumbrance or paying or satisfying any material Liability except pursuant to the terms thereof or compromising, settling or otherwise modifying any material claim or litigation. Nothing in this

Agreement shall be construed to limit the Seller's discretion to operate the Business in the ordinary course, or shall give IBAH any ownership of the Company before the Closing Date.

      6.2 Access, Information and Documents. Seller shall, and shall cause the Company to, give IBAH and its representatives (including IBAH's accountants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, books, records and affairs of Seller and the Company. Seller shall cause its officers and employees, and the officers and employees of the Company, to furnish to IBAH all documents, records and information (and copies thereof) relating solely to the Business as IBAH may reasonably request; it being understood that (a) Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties, environmental reviews the written work plan for which had not been previously approved by Seller in its sole discretion or possible waivers of any applicable attorney-client privileges or
(ii) in the event IBAH is in breach of this Agreement, (b) such investigations shall not under any circumstances interfere in any material respect with the Company's operations, activities or employees, and (c) such investigations shall not be of a nature which in the opinion of Seller may violate applicable antitrust or similar laws.

      6.3 Payment of Expenses. Each of the parties hereto shall pay their own expenses for lawyers, accountants, consultants, investment bankers, brokers, finders and other advisors with respect to the Transactions.

      6.4 Lock-up. The Seller will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the IBAH Common Stock for the 180-day period after the Closing Date, and thereafter will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the IBAH Common Stock unless it is registered under the Securities Act or IBAH is given an opinion of counsel (which may be an opinion of counsel to IBAH), acceptable to IBAH, that such registration is not required under the Securities Act.

      6.5 In General. The parties mutually covenant and agree, as applicable, to use commercially reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the Transactions to the extent that such conditions are within their respective control.

      6.6 FIRB . Seller shall co-operate with IBAH in all reasonable ways in connection with any application, notification, or filing of IBAH pursuant to the Australian Foreign Investment Review Board in relation to either the Foreign Acquisitions and Takeovers Act 1975 (Cwth) or the Australian Government's Foreign Investment Policy.

      6.7 Updated Financial Statements. Seller shall deliver to IBAH as soon as practicable unaudited financial statements with respect to the Company as of the end of each month after the date hereof (and for the period then ended) that precedes the Closing, and such financial statements shall be of the same type as and shall be deemed to be included in the Company Consolidated Financial Statements shall be updated by those most recent financial statements.

      6.8 Maintenance of the Assets. Seller shall cause the Company to maintain and service the Assets consistent with past practice.

      6.9 Employees and Business Relations. Seller shall cause the Company to use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

      6.10 Litigation During Interim Period. Seller shall promptly advise IBAH in writing of the threat or commencement of any litigation or proceeding against or involving the Company.

      6.11 Disclosure of Certain Matters. Seller shall give IBAH prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of Seller contained herein to be inaccurate or otherwise misleading, or (c) gives any Seller Party any reason to believe that any of the conditions set forth herein will not be satisfied prior to the Termination Date (defined below).

      6.12 Pooling. The Seller shall not take any actions or fail to take any actions, and shall cause the US Company and Pharmaco not to take any actions or fail to take any actions that would result in the Transactions not being treated as a pooling of interests. Provided that the entry into and performance of the Transaction in the Transaction Documents will not be taken to constitute a breach of this warranty.

7.    Conditions Precedent to Obligations of IBAH.

      All obligations of IBAH to consummate the Transactions are subject to the satisfaction (or waiver by IBAH) prior thereto of each of the following conditions:

      7.1 Performance of Agreements; Representations and Warranties. Each Seller Party shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, provided that the aggregate effect of any failures to perform or comply shall not constitute a Material Adverse Effect; the representations and warranties set forth in this Agreement made by the Seller Parties shall have been (i) true and correct in the case of any representation or warranty containing a materiality qualification and (ii) true and correct in all material respects in the case of any representation or warranty without any materiality qualification, in each case, when made and also on and as of the Closing Date with the same effect as if repeated on the Closing Date, except for changes expressly contemplated by this Agreement; and Buyer shall have been furnished with a certificate of Phillip Altman, dated the Closing Date, certifying to the foregoing.

      7.2 Required Consents. The Company shall have obtained the Required Consents without any modification that IBAH deems unacceptable.

      7.3 Directors. All directors of the US Company and Pharmaco shall have tendered their resignations as directors, effective as of the Closing, and the Persons designated by IBAH shall have been elected to the Board of Directors of the Company and Pharmaco.

      7.4 Certificate. Each Selling Party shall have tendered a certificate by which he certifies to IBAH that the conditions set forth in this Section 7 have been satisfied, and such certificate shall be deemed to be a representation of such Selling Party hereunder.

      7.5  Ancillary Documents.   IBAH shall have received executed copies of
the Altman Consulting Agreement, the Escrow Agreement and the Registration Rights Agreement.

      7.6 Legal Opinion. The Seller shall have tendered a legal opinion of Kevin Munro & Associates, counsel to the Selling Parties, in a form that is acceptable to IBAH.

      7.7 Foreign Investment Review Board. The occurrence of any of the following events:

      (a) the Treasurer of the Commonwealth of Australia giving an approval to the acquisition by IBAH of the Shares under the Foreign Acquisitions and Takeovers Act 1975 (Cwth) ("FATA") (the approval to be subject to no conditions or only to those conditions that IBAH considers (in its absolute discretion) to be acceptable),

      (b) the expiration of the relevant period following the giving of notice relating to the acquisition by IBAH of the Shares under section 26 of the FATA without any order of prohibition being made under the FATA; and

      (c) the Treasurer of the Commonwealth of Australia indicating to IBAH that there is no objection in terms of the Foreign Investment Policy of the Federal Government of Australia to the acquisition by IBAH of the Shares.

      7.8 Injunction. No statute, rule or regulation or order of any court or Authority shall be in effect which prohibits the transactions contemplated by this Agreement.

      7.9 Pooling. IBAH has received a letter or other confirmation acceptable to IBAH from Arthur Andersen & Co. LLP that the Transactions may be treated as a pooling of interests.

      7.10 Final Financial Statements. Both parties mutually agree on an Adjusted Purchase Price if IBAH elects to reduce the Purchase Price pursuant to
Section 2(b).

      7.11 IBAH Stock Price. If the average IBAH Common Stock price, as set forth in Section 2.1(d) is below $7.25. __

8.    Conditions Precedent to Obligations of the Selling Parties.

      All obligations of the Selling Parties to consummate the Transactions are subject to the satisfaction (or waiver by the Selling Party to which the condition relates) prior thereto of each of the following conditions:

      8.1 Performance of Covenants. IBAH shall have performed in all material respects all covenants and agreements that are to be performed by it under this Agreement on the Closing Date, including delivery of the payments specified in
Section 2, and shall have delivered to the Seller evidence, in form and substance reasonably satisfactory to counsel to the Selling Parties, that such covenants and agreements have been so performed.

      8.2 Certificate. IBAH shall have tendered a certificate by which it certifies to the Selling Parties that the conditions set forth in this Section 8 have been satisfied, and such certificate shall be deemed to be a representation of IBAH hereunder.

      8.3 Ancillary Documents. The Selling Parties shall have received executed copies of the Altman Consulting Agreement, the Escrow Agreement and the Registration Rights Agreement, to the extent that they are to be parties thereto.

      8.4 Legal Opinion. IBAH shall have tendered a legal opinion of Jane H. Hollingsworth, General Counsel to IBAH, that is acceptable to the Seller.

9.    Competition and Confidentiality by Selling Parties.

      9.1 Each of the Selling Parties covenants with IBAH that it will not without the prior written consent of IBAH within any of the following periods:

      (a) at any time until the Closing Date;

      (b) for a period of twelve months after the Closing Date;

      (c) for a period of twelve months after the first anniversary of the Closing Date;

      (d) for a period of twelve months after the second anniversary of the Closing Date;

          and within:

          (i)  the states of :

           (a)   New South Wales;
           (b)   Victoria;
           (c)   Queensland;
           (d)   the Australian Capital Territory;
           (e)   Western Australia;
           (f)   South Australia;
           (g)   Tasmania;
           (h)   the Northern Territory.

           (ii)  anywhere else in the Commonwealth of Australia;

           (iii) New Zealand;

           (iv)  Papua New Guinea;

           (v)   Pacific Islands;

           (vi)  Southeast Asia;

           (vii) Asia;

           (viii)United States of America;

           do any one or more of the following:

          A. be directly or indirectly engaged, concerned or interested whether on its own account or as a member, shareholder, consultant, agent, beneficiary, trustee or otherwise in any enterprise, corporation, firm, trust, joint venture or syndicate which is engaged, concerned or interested in or carrying on any Clinical Research Organisation.

          B. on its own account or for any person, enterprise, firm, trust, joint venture or syndicate entice away from IBAH any customer who has done business with IBAH or any Related Corporation at any time;

          C. on its own account or for any person, enterprise, firm, trust, joint venture or syndicate entice away from IBAH any supplier to the Company;

          D. on its own account or for any person, enterprise, firm, trust, joint venture or syndicate induce or attempt to induce or entice any employee of IBAH or any Related Corporation to leave his employment or to enter into employment with any other person, firm or company; or

          E. personally or by his employees or agents or by circulars, letters or advertisements whether on its own account or for any other person, enterprise, firm, trust, joint venture or syndicate interfere with the business of the Company or divulge to any person any information including but not limited to Confidential Information concerning the business of IBAH or any Related Corporation or any of their respective dealings, transactions or affairs;

save that the foregoing shall not restrict the Selling Parties from holding or acquiring (either directly or indirectly) in aggregate not more than 10% of the issued ordinary shares in the capital of any body corporate listed on any stock exchange, excluding, however the acquisition of shares, through whatever means, in any CRO company.

9.2 The Selling Parties will at the request and cost of IBAH enter into a direct agreement or undertaking with any Related Corporation of IBAH whereby they will each accept restrictions corresponding with the restrictions contained in this caluse (or such of them as may be appropriate in the circumstances) which such Related Corporation may reasonably require for the protection of its legitimate interests.

9.3   Severability

      The Selling Parties acknowledge that each of the prohibitions and restrictions contained in the foregoing provisions of this clause:

      (a) shall be read and construed and shall have effect as a separate severable and independent prohibition or restriction and shall be enforceable accordingly;

      (b) is reasonable as to period, territorial limitation and subject matter; and

      it being the intention of the parties that all combinations of such prohibitions and restrictions shall apply and be enforceable provided that if any of such prohibitions and restrictions is adduced by any court of competent jurisdiction to be void or unenforceable but would otherwise be valid if part of the wording of this clause was deleted and/or the restrain period was reduced, those restrictions are intended to apply with such modifications as may be necessary to make this clause valid and effective.


9.4   Injunctive Relief

      In the event of any breach by the Selling Parties of the Selling Parties' obligations under this clause then, in addition, and without prejudice to any other remedy which IBAH may have, IBAH shall be entitled to seek and obtain injunctive relief in any Court of competent jurisdiction.


9.5   Clause may be read down


      If a Court of competent jurisdiction should declare the prohibitions and restrictions contained in Clause 9.1 to be unenforceable or an unreasonable restraint of trade the Selling Parties and IBAH hereby acknowledged and agree that such Court shall be empowered to amend or reform Clause 9.1 so that it becomes enforceable.

10.   Indemnification.

      10.1 By the Selling Parties. From and after the Closing Date, to the extent provided in this Section 10, each of the Selling Parties shall, jointly and severally, indemnify and hold harmless IBAH and each of its successors and assigns, and each of its officers, directors, employees, stockholders, agents, affiliates and any Person who controls IBAH within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith) (collectively, "Damages") that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to:

           (a) any breach of any representation or warranty of a Selling Party set forth in any Transaction Document or any certificate or other writing delivered by a Selling Party in connection herewith;

           (b) any nonfulfillment of any covenant or agreement on the part of a Selling Party in any Transaction Document;

           (c) the assertion against IBAH of any liability or obligation relating to or arising out of the Business, operations or assets of the Company prior to the Closing Date, other than those liabilities or obligations that are disclosed in the Company Consolidated Financial Statements, or incurred other than the ordinary course of business between the date of the last Company Consolidated Financial Statements as determined under Clause 6.7 and the Closing Date; or

           (d) any liability or obligation which relates to, or which involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date; and

           (e) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

      10.2 By IBAH. From and after the Closing Date, to the extent provided in this Section 10, IBAH shall indemnify and hold harmless the Seller, his successors and assigns (each, an "Indemnified Party") from and against any Damages that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any representation, warranty, covenant or agreement of IBAH contained in this Agreement.

      10.3 Procedure for Claims.

          (a) An Indemnified Party that desires to seek indemnification under any part of this Section 10 shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim").
If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. If IBAH shall be the Indemnified Party, it shall first request payment of the related Damages under the Escrow Agreement, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification, and thereafter IBAH shall seek indemnification directly from the Selling Parties, including the offset of any payments payable to Phillip Altman pursuant to the terms of the Altman Employment Agreement. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the applicable Indemnitor or, if applicable, the Escrow Agent, interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

      10.4 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 10.4 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

      10.5 Survival of Representations and Warranties. The representations and warranties given or made by the Selling Parties and IBAH in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing indefinitely. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

11.   Termination.

      11.1 When Agreement May be Terminated.  This Agreement may be terminated:

           (i) by mutual written consent of IBAH and Seller at any time prior to Closing;

          (ii) by Seller or IBAH if the other party has failed to perform in any material respect its covenants or agreements contained herein required to be performed on or prior to the Closing Date and such failure has not been cured within five Business Days after written notice of such failure from the non-breaching party;

          (iii) by IBAH if there is a net loss reflected in the Closing Financial Statements and the parties have not been able to reach mutual agreement on the amount of the reduction of the Purchase Price; or

          (iv) by IBAH, if there shall have been a change in the Company's Business that has had a Material Adverse Effect on the Company.

      11.2 Effect of Termination. In the event of termination of this Agreement by either IBAH or Seller, this Agreement shall immediately terminate and be of no further force and effect. Any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.   Contents of Agreement.

      This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

13.   Amendment, Parties in Interest, Assignment, Etc.

      This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

14.   Interpretation.

      Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or," (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

15.   Remedies.

      None of the specific remedies provided in this Agreement for any party is the exclusive remedy of such party for any breach of this Agreement. In addition to any specific remedy provided herein, any party shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission or restitution and to set-off against any obligations owed, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

16.   Notices.

      All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

           If to IBAH:

           Jane Hollingsworth
           General Counsel
           IBAH, Inc.

           Four Valley Square
           512 Township Line Road
           Blue Bell, Pennsylvania 19422
           Fax:  215-542-2726

           If to a Selling Party:

           Dr Phillip Altman
           Managing Director
           Pharmaco Pty Ltd
           Ground Floor, Building 1
           Pymble Corporate Centre
           20 Bridge Street
           Pymble  NSW  2072
           Ph: (02) 9983 0999
           Fax: (02) 9983 0900

17.   Governing Law.

      This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws.

18.   Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                        IBAH, INC.


                                        By:______________________________

                                        Name:
                                        Title:


                                        CATAPULT  PTY., LTD.


                                        By:______________________________

                                        Name:
                                        Title:



                                        ________________________________
                                        PHILLIP ALTMAN


                                        ____________________________
                                        JUANITA ALTMAN